EX-10.21.1









                       ATLAS AIR WORLDWIDE HOLDINGS, INC.

                                BENEFITS PROGRAM

                          EXECUTIVE VICE PRESIDENTS AND
                             SENIOR VICE PRESIDENTS






                               As of March 1, 2005

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                       ATLAS AIR WORLDWIDE HOLDINGS, INC.


      This document describes the benefits program for individuals employed as Executive Vice Presidents or Senior Vice Presidents of Atlas Air, Inc. ("Atlas") and Polar Air Cargo, Inc. ("Polar") (such individuals are hereinafter referred to as "Executives"), as in effect on March 1, 2005. Individuals employed as Executive Vice Presidents or Senior Vice Presidents by other subsidiaries of Atlas Air Worldwide Holdings, Inc. ("Holdings") may participate in this program only if expressly approved for such participation by the Board of Directors of Holdings. All references in this document to the Compensation Committee or the Board of Directors refers to those bodies of Holdings. All references to the Employer are to the corporation employing the Executive.

I.    ANNUAL SALARY.

The Executive will receive a base annual salary ("Base Annual Salary") reviewed annually for possible increases by the Compensation Committee, subject to the approval of the Board of Directors. Included among other considerations in the annual review will be the Executive's individual job performance. Increases, if any shall be at the discretion of Holdings.

II.   BONUS PLAN.

The Executive shall be eligible to participate in Holdings' Annual Incentive Plan or successor plan at the Executive Vice President or Senior Vice President level, as appropriate. The level of the bonus available to the Executive will be set forth in the Annual Incentive Plan and will be awarded in consideration of individual and corporate performance based on performance goals and objectives determined by the Holdings Compensation Committee. A fuller description of how corporate and individual performance operate in tandem to determine the calculation of bonuses will be described in the Annual Incentive Plan. The Annual Incentive Plan document will be developed by the Holdings Compensation Committee and is subject to amendment from time to time with changes as adopted by the Compensation Committee or full Board of Directors of Holdings. As further described in the Annual Incentive Plan, corporate and individual performance in combination may permit the Executive to earn a target bonus equal to 50% of Base Annual Salary. Lesser corporate or individual performance may cause bonus payments to be in an amount less than 50% of Base Annual Salary or result in no bonus being payable. Greater corporate and individual performances may result in the bonus being more than 50% of Base Annual Salary. When the bonus payment reaches more than 50% of Base Annual Salary, the Employer reserves the right to pay some or all of the portion of the bonus that is above 50% of Base Annual Salary in Holdings unrestricted company stock payable under the Atlas Air Worldwide Holdings, Inc. 2004 Long Term Incentive and Share Award Plan. Any bonus paid under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable year.

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III   HEALTH BENEFITS.

The Executive and Executive's dependents shall be entitled to participate in the health insurance plan offered by Executive's Employer, provided that the Executive and the Employer will each contribute to the Executive's monthly premium as provided by such plan. The Employer reserves the right to discontinue any health insurance plan at any time with the understanding that the Employer will comply in full measure with all state and federal laws regarding continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act.

IV.   SEVERANCE.

      A. If the Executive's employment is terminated by the Employer for reasons other than Cause or if the Executive resigns for Good Reason, and subject to the Executive's execution of a release upon terms and conditions acceptable to the Employer, the Executive shall be entitled to: (i) receive a severance payment equal to twelve (12) months of the Executive's monthly Base Salary, payable in accordance with the Employer's normal pay schedule; and (ii) continued coverage under the Employer's health benefit plan for a period of'12 months from the date of termination; PROVIDED, HOWEVER, that any such continued coverage shall cease in the event the Executive obtains comparable coverage in connection with subsequent employment, and to the extent the Employer is unable to continue such coverage, the Employer shall provide the Executive with economically equivalent benefits determined on an after-tax basis. The severance payment described in subsection (i) shall be payable to the Executive's personal representative in the event the Executive terminates employment as a result of death.

      B. If the Executive's employment is terminated by the Employer for Cause or by the Executive's resignation for other than Good Reason, the Executive shall be entitled to receive only the Executive's accrued but unpaid Base Salary as of the date of termination.

      C. If the Executive's employment is terminated as a result of Permanent Disability, the Executive shall be entitled to receive the Executive's accrued but unpaid Base Salary as of the date of termination, the benefits described in
Section IV.A, above, plus any benefits to which he is then entitled under the Employer's disability program, if any.

      D. "Good Reason" as used herein shall mean for any Executive subject to this Benefit Program, any of (i) a reduction in the Executive's Base Salary from the Base Salary the previous year, except where such reduction is part of a general salary reduction for the Employer, (ii) the Executive ceasing to hold the title of Executive Vice President or Senior Vice President, as the case may be, other than through promotion or through reassignment to another job title of comparable responsibility, and (iii) any reduction in job responsibilities which diminishes the opportunity for the Executive to earn the same bonus under the Annual Incentive Plan for which the Executive was previously eligible.

      E. "Cause" as used herein shall mean (i) any act or acts of material dishonesty by the Executive, (ii) the failure of the Executive to comply with any of the Executive's material obligations within ten (10) days of written notice from the Employer, (iii) any material violations by the Executive of the Employer's corporate policies as set forth in the Employer's Compliance

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Manual, employee Handbook or related corporate policies; provided that, if such violation is subject to cure, the Executive shal1 have ten (10) days within which to cure such- violation, or (iv) the conviction of or "no contest" plea by the Executive to any misdemeanor of moral turpitude or any felony.

      F. "Permanent Disability" as used herein shall be deemed to have been sustained by the Executive if the Executive shall have been continuously disabled from performing the duties assigned to the Executive for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.

V.    VACATION.

The Executive shall be entitled to four weeks of paid vacation per year, prorated for partial years of employment.

VI.   401(K) PLAN AND OTHER BENEFITS.

The Executive shall be eligible to participate in the Employer's 401(k) plan and any other pension or welfare plan generally available from time to time to employees of the Employer, as determined by the Compensation Committee and approved by the Board of Directors.

VII.  NON-COMPETITION.

As a condition of employment and participation in this Benefits Program, the Executive shall execute a Non-Competition Agreement in a form approved by Holdings.

VIII. PRINCIPAL RESIDENCE

Executive shall be required to maintain their principal residence in the Purchase, New York area.

IX.   VARIATIONS FROM BENEFITS PROGRAM.

Any variation from the provisions of this Benefit Program shall be effective only if such variation is contained in a writing provided to the affected Executive and signed by the President of the Employer.